Exhibit F-2(a)

                                 Stryker, Tams & Dill
                                 Two Penn Plaza East
                               Newark, New Jersey 07105


                                             March 8, 1996


          Securities and Exchange Commission
          Judiciary Plaza
          450 Fifth Street, N.W.
          Washington, D.C.  20549

               Re:  National Fuel Gas Company
                    National Fuel Gas Distribution Corporation
                    National Gas Supply Corporation
                    Seneca Resources Corporation
                    National Fuel Resources, Inc.
                    Utility Constructors, Inc.
                    File No. 70-8541
                    ------------------------------------------

          Ladies and Gentlemen:

                    With reference to the above-referenced joint application or declaration on Form U-1, as amended (the "Application-Declaration"), filed on December 29, 1994 by National Fuel Gas Company ("National") and its subsidiary corporations, National Fuel Gas Distribution Corporation ("Distribution"), National Fuel Gas Supply Corporation, Seneca Resources Corporation ("Seneca"), National Fuel Resources, Inc. and Utility Constructors, Inc., and, in connection therewith, (i) the issuance and sale by National of $100,000,000 in aggregate principal amount of its non-redeemable 5.58% Medium-Term Notes, Series C, due March 1, 1999 (the "MTNs"), and (ii) the acquisition by National of $50,000,000 in long-term unsecured notes issued by Distribution (the "Distribution Notes") and $50,000,000 in long-term unsecured notes issued by Seneca (the "Seneca Notes"), we are of the opinion that:

               1. National is a corporation duly organized and validly existing under the laws of the State of New Jersey.

               2. The above-described transactions have been consummated in accordance with the Application-Declaration, the orders of the Securities and Exchange Commission thereon, and with respect to the issuance and sale of the MTNs, the registration statement of National on Form S-3 relating thereto (No. 33-49401), filed as an exhibit to the Application-Declaration.

               3. All laws of the State of New Jersey applicable to the above-described transactions (other than the New Jersey Uniform Securities Law, as amended, upon which we do not opine herein) have been complied with.

               4. Insofar as New Jersey law is applicable, the MTNs are valid and binding obligations of National, enforceable against National in accordance with their terms, except as limited by (x) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws of general application relating to or affecting creditors' rights and remedies and (y) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and the concepts of materiality, commercial reasonableness, good faith, fair dealing and equitable subordination.

               5. Insofar as New Jersey law is applicable, National has legally acquired the Distribution Notes and the Seneca Notes.

               6. The legal rights of the holders of any securities issued by National have not been violated.

               In rendering the opinions expressed in paragraphs 2, 4 and 6 hereof, we have assumed that the MTNs were duly authenticated and delivered by The Bank of New York (formerly "Irving Trust Company"), as Trustee (the "Trustee"), in accordance with the provisions of that certain Indenture dated as of October 15, 1974, between National and the Trustee, as amended and supplemented, pursuant to which the MTNs were issued. We have further assumed in this connection that the agreed upon consideration for the MTNs was paid by the purchaser, as contemplated by the Distribution Agreement, dated as of July 21, 1993, as amended, between National and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Chase Securities, Inc., Goldman, Sachs & Co., Lehman Brothers Inc. and PaineWebber Incorporated, as Agents, and the Terms Agreement, dated February 27, 1996, between National and Bear, Stearns & Co. Inc.

               In rendering the opinion expressed in paragraph 5 hereof, we have assumed that the Distribution Notes and the Seneca Notes were lawfully issued by Distribution and Seneca, respectively; that all authorizations and approvals (corporate, governmental and otherwise) required in connection with the issuance and sale of the Distribution Notes and the Seneca Notes have been duly obtained by Distribution and Seneca, respectively; and that the Distribution Notes and the Seneca Notes have been duly issued and delivered for the consideration contemplated and constitute the legal, valid, binding and enforceable obligations of Distribution and Seneca, respectively.

               We have also received and, in connection with the opinions expressed in paragraphs 5 and 6 hereof, have relied upon the representations set forth in the letter of Curtis W. Lee, Esq., General Manager - Finance, of National, dated March 8, 1996, a copy of which is attached hereto; and those opinions are qualified accordingly.

               We consent to the use and filing of this opinion in connection with or as an exhibit to National's Certificate pursuant to Rule 24.

               Reid & Priest LLP is hereby authorized to rely upon this opinion as to matters governed by New Jersey law to the same extent as if it were addressed to them.


                                             Very truly yours,

                                             /s/ Stryker, Tams & Dill

                                             STRYKER, TAMS & DILL

          Attachment

                              National Fuel Gas Company
                                 10 Lafayette Square
                               Buffalo, New York 14203



                                             March 8, 1996



          Stryker, Tams & Dill
          Two Penn Plaza East
          Newark, NJ  07105

          Att:  Charles H. Friedrich, III, Esq.

          RE:  National Fuel Gas Company
               National Fuel Gas Distribution Corporation
               National Fuel Gas Supply Corporation
               Seneca Resources Corporation
               National Fuel Resources, Inc.
               Utility Constructors, Inc.
               SEC File No. 70-8541
               ------------------------------------------

          Dear Mr. Friedrich:

               In connection with the above referenced application or declaration on Form U-1, as amended, filed with the Securities and Exchange Commission, and the Medium-Term Note, Series C, financing, we confirm the following.

               1. The capital stock of National Fuel Gas Company ("National") issued and outstanding on the date of this letter consists solely of common stock.

               2. Stryker, Tams & Dill has participated in obtaining the authorizations for the issuance of all outstanding debentures of National.

               3. Stryker, Tams & Dill has participated in obtaining the authorizations for the issuance by National of all commercial paper, short-term notes, and/or long-term notes outstanding at the date of this letter.

               4. The securities set forth in paragraph 1, 2, and 3 herein, respectively comprise all of the securities of National outstanding at the date of this letter.

               5. The issuance and sale by National of $100,000,000 in aggregate principal amount of its non-redeemable 5.58% Medium-Term Notes, Series C due March 1, 1999, was in compliance with Section 6.05 of the Indenture dated as of October 15, 1974 from National to The Bank of
                    New York (formerly Irving Trust Company), as Trustee, as amended and supplemented to date.


                                             Very truly yours,

                                             /s/ Curtis W. Lee
                                             ------------------------
                                             Curtis W. Lee
                                             General Manager, Finance


          cc.  Michael F. Fitzpatrick, Jr.